                                                                    Exhibit 99.1

    [Excerpt from Annual Report on Form 10-K of Hallwood Energy Corporation
                     for the year ended December 31, 2000]

Item 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
              ----------------------------------------------------

                                                                    Page No.
                                                                    -------

FINANCIAL STATEMENTS:

Independent Auditors' Report                                        29

Consolidated Balance Sheets at December 31, 2000 and 1999           30-31

Consolidated Statements of Operations for the years ended
December 31, 2000, 1999 and 1998                                    32

Consolidated Statements of Stockholders' Equity for the years
ended December 31, 2000, 1999 and 1998                              33

Consolidated Statements of Cash Flows for the years
ended December 31, 2000, 1999 and 1998                              34

Notes to Consolidated Financial Statements                          35-54

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)            55-58


                         INDEPENDENT AUDITORS' REPORT


To the Shareholders of Hallwood Energy Corporation:

We have audited the consolidated financial statements of Hallwood Energy Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, listed in the index at Item 8. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hallwood Energy Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

Denver, Colorado
March 1, 2001

                          HALLWOOD ENERGY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                                   December 31,
                                                                                   ------------
                                                                          2000                      1999
                                                                         ------                    -----
CURRENT ASSETS
   Cash and cash equivalents                                           $   4,334                  $  10,480
   Accounts receivable:
     Oil and gas revenues                                                 20,618                     12,442
     Trade                                                                 3,911                      4,918
   Due from affiliates                                                       685                        704
   Prepaid expenses and other current assets                               1,927                      1,209
                                                                       ---------                  ---------
       Total                                                              31,475                     29,753
                                                                       ---------                  ---------

PROPERTY, PLANT AND EQUIPMENT, at cost
   Oil and gas properties (full cost method):
     Proved mineral interests                                            765,262                    758,473
     Unproved mineral interests                                            6,557                      6,543
   Furniture, fixtures and other                                           1,249                      1,941
                                                                       ---------                  ---------
       Total                                                             773,068                    766,957

   Less accumulated depreciation, depletion,
     amortization and property impairment                               (608,563)                  (585,336)
                                                                       ---------                  ---------
       Total                                                             164,505                    181,621
                                                                       ---------                  ---------
OTHER ASSETS
   Deferred tax asset                                                        680
   Deferred expenses and other assets                                      1,107                      1,400
                                                                       ---------                  ---------
       Total                                                               1,787                      1,400
                                                                       ---------                  ---------

TOTAL ASSETS                                                           $ 197,767                  $ 212,774
                                                                       =========                  =========

                       (Continued on the following page)

                          HALLWOOD ENERGY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                         (In thousands, except shares)

                                                                                        December 31,
                                                                                        ------------
                                                                               2000                       1999
                                                                              ------                     -----
CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                  $  28,082                 $  26,382
                                                                             ---------                 ---------

NONCURRENT LIABILITIES
   Long-term debt                                                               79,387                   109,357
   Deferred revenue and other                                                    1,037                     1,066
                                                                             ---------                 ---------
       Total                                                                    80,424                   110,423
                                                                             ---------                 ---------

         Total liabilities                                                     108,506                   136,805
                                                                             ---------                 ---------

MINORITY INTEREST IN AFFILIATES                                                                              582
                                                                             ---------                 ---------

COMMITMENTS AND CONTINGENCIES (NOTE 15)

STOCKHOLDERS' EQUITY
   Series A Cumulative Preferred Stock; 5,000,000 shares
     authorized; 2,263,573 shares issued and outstanding in 2000
     and  2,334,165 shares issued and outstanding in 1999                       20,873                    21,386
   Common Stock par value $.01 per share; 25,000,000 shares
     authorized; 10,423,693 shares issued and 9,659,239 shares
     outstanding in 2000 and 9,999,754 shares issued and
     outstanding in 1999                                                           104                       100
   Additional paid-in capital                                                   70,085                    67,883
   Retained earnings (accumulated deficit)                                       2,809                   (13,982)
   Less cost of treasury stock of 764,454 common shares in 2000                 (4,610)
                                                                             ---------                 ---------
         Stockholders' equity - net                                             89,261                    75,387
                                                                             ---------                 ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 197,767                 $ 212,774
                                                                             =========                 =========

        The accompanying notes are an integral part of the consolidated financial statements.

                          HALLWOOD ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                          For the Year Ended December 31,
                                                                          -------------------------------
                                                                      2000             1999              1998
                                                                     ------           ------            -----
REVENUES:
  Gas revenue                                                      $  59,627        $  34,739         $  28,366
  Oil revenue                                                         16,124           15,280            10,741
  Pipeline, facilities and other                                       7,009            6,504             4,070
  Interest                                                               520              358               409
                                                                   ---------        ---------         ---------
                                                                      83,280           56,881            43,586
                                                                   ---------        ---------         ---------

EXPENSES:
  Production operating                                                20,954           17,100            12,175
  Facilities operating                                                   490              626               498
  General and administrative                                          11,683            7,395             5,045
  Depreciation, depletion and amortization                            23,849           21,027            15,720
  Impairment of oil and gas properties                                                                   14,000
  Interest                                                             8,598            6,815             2,797
                                                                   ---------        ---------         ---------
                                                                      65,574           52,963            50,235
                                                                   ---------        ---------         ---------

OTHER INCOME (EXPENSES):
  Equity in loss of HCRC                                                                 (419)           (4,888)
  Minority interest in net income of affiliates                         (127)            (329)             (976)
  Litigation                                                            (493)              48            (1,382)
                                                                   ---------        ---------         ---------
                                                                        (620)            (700)           (7,246)
                                                                   ---------        ---------         ---------

INCOME (LOSS) BEFORE INCOME TAXES                                     17,086            3,218           (13,895)

PROVISION (BENEFIT) FOR INCOME TAXES:
  Current                                                               (157)             338
  Deferred                                                              (680)
                                                                   ----------       ---------         ---------
                                                                        (837)             338
                                                                   ----------       ---------         --------

NET INCOME (LOSS)                                                     17,923            2,880           (13,895)

PREFERRED DIVIDENDS                                                    2,271            2,368             2,464
                                                                   ---------        ---------         ---------

NET INCOME (LOSS) ATTRIBUTABLE TO
   COMMON SHAREHOLDERS                                             $  15,652        $     512         $ (16,359)
                                                                   =========        =========         =========

     NET INCOME (LOSS) PER SHARE - BASIC                           $    1.61        $     .06         $   (2.92)
                                                                   =========        =========         =========

     NET INCOME (LOSS) PER SHARE - DILUTED                         $    1.60        $     .06         $   (2.92)
                                                                   =========        =========         =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC
                                                                       9,695            8,083             5,600
                                                                   =========        =========         =========

  DILUTED                                                              9,772            8,083             5,600
                                                                   =========        =========         =========

PRO FORMA INFORMATION ASSUMING PROVISION FOR INCOME TAXES
  APPLIED RETROACTIVELY (NOTE 1)

     Income (loss) before income taxes                                              $   3,218         $ (13,895)


     Provision for income taxes                                                     ---------         ---------

     Net income (loss)                                                              $   3,218         $ (13,895)
                                                                                    =========         =========


     Net income (loss) attributable to common shareholders                          $     850         $ (16,359)
                                                                                    =========         =========


     Net income (loss) per share - basic                                            $     .11         $   (2.92)
                                                                                    =========         =========

     Net income (loss) per share - diluted                                          $     .11         $   (2.92)
                                                                                    =========         =========

        The accompanying notes are an integral part of the consolidated financial statements.

                          HALLWOOD ENERGY CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In thousands)

                                        Series A
                                       Cumulative        Common      Additional      Retained Earnings      Treasury
                                     Preferred Stock     Stock     Paid-in-Capital (Accumulated Deficit)     Stock         Total
                                    ---------------    ---------   --------------- ---------------------    -------     ----------
Balance, December 31, 1997            $  4,868         $     56     $    67,107          $   (2,967)                    $    69,064
  Issuance of preferred stock,
     net of syndication costs           16,518                                                                               16,518
  Capital contribution                                                      171                                                 171
  Exercise of stock options                                                 199                                                 199
  Dividends                                                              (9,495)                                             (9,495)
  Net loss                                                                                  (13,895)                        (13,895)
  Other                                                                      70                                                  70
                                      --------         --------     -----------          ----------                     -----------

Balance, December 31, 1998              21,386               56          58,052             (16,862)                         62,632
  Issuance of common stock
     in the Consolidation                                    44          13,892                                              13,936
  Dividends                                                              (4,061)                                             (4,061)
  Net income                                                                                  2,880                           2,880
                                      --------         --------     -----------          ----------                     -----------

Balance, December 31, 1999              21,386              100          67,883             (13,982)                         75,387
  Issuance of common stock for
     property acquisition                                     4           3,311                                               3,315
  Dividends                                                              (1,139)             (1,132)                         (2,271)
  Repurchase of common shares                                                                             $   (4,610)        (4,610)
  Repurchase of preferred shares          (513)                                                                                (513)
  Exercise of stock options                                                  30                                                  30
  Net income                                                                                 17,923                          17,923
                                      --------         --------     -----------          ----------       ----------    -----------

Balance, December 31, 2000            $ 20,873         $    104     $    70,085          $    2,809       $   (4,610)   $    89,261
                                      ========         ========     ===========          ==========       ==========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                          HALLWOOD ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                               For the Year Ended December 31,
                                                                             ---------------------------------
                                                                       2000                 1999                 1998
                                                                      ------               ------               -----
OPERATING ACTIVITIES:
  Net income (loss)                                                 $  17,923           $    2,880           $  (13,895)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
       Depreciation, depletion and amortization                        23,849               21,027               15,720
       Impairment of oil and gas properties                                                                      14,000
       Depreciation charged to affiliates                                 200                  220                  249
       Amortization of deferred loan costs and debt discount              450                  282                   82
       Minority interest in net income of affiliates                      127                  329                  976
       Recoupment of take-or-pay liability                                (52)                (416)                (130)
       Deferred tax benefit                                              (680)
       Equity in loss of HCRC                                                                  419                4,888
       Undistributed earnings of affiliates                                                 (1,177)              (1,319)
       Gain on asset disposals                                                                                     (188)
         Noncash interest expense                                                                                    15

  Changes in operating assets and liabilities provided
    (used) cash net of noncash activity:
       Oil and gas revenues receivable                                 (8,647)              (2,642)               2,861
       Trade receivables                                                1,007                 (529)               1,029
       Due from affiliates                                                246               (3,992)                (362)
       Prepaid expenses and other current assets                         (718)                 385                 (247)
       Deferred expenses and other assets                                  73                  193                 (408)
       Accounts payable and accrued liabilities                         1,749                1,259                3,006
                                                                    ---------            ---------           ----------
         Net cash provided by operating activities                     35,527               18,238               26,277
                                                                    ---------             --------           ----------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment                           (9,320)             (11,093)             (28,756)
  Exploration and development costs incurred                          (16,487)             (13,069)             (12,180)
  Costs incurred in connection with the Consolidation                                       (2,933)
  Proceeds from sales of property, plant and equipment                 21,698                  388                  454
  Distributions received from affiliate                                                      1,833                1,583
  Investment in affiliates                                                                                          (20)
                                                                    ---------           ----------           ----------
         Net cash used in investing activities                         (4,109)             (24,874)             (38,919)
                                                                    ---------           ----------           ----------

FINANCING ACTIVITIES:
  Payments of long-term debt                                          (37,200)              (3,000)             (18,286)
  Proceeds from long-term debt                                          7,000               13,000               33,000
  Dividends paid                                                       (2,271)              (4,061)              (9,495)
  Purchase of common shares held in treasury                           (4,610)
  Purchase and cancellation of preferred shares                          (513)
  Exercise of options                                                      30                                       199
  Proceeds from equity offering, net
    of syndication costs                                                                                         16,518
  Distributions paid by consolidated affiliates
      to minority interest                                                                    (429)              (1,446)
  Payment of contract settlement                                                                                 (2,767)
  Capital contribution                                                                                              171
  Debt issuance costs                                                                         (268)
                                                                    ---------           ----------           ----------
         Net cash provided by (used in) financing activities          (37,564)               5,242               17,894
                                                                    ---------           ----------           ----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                          (6,146)              (1,394)               5,252

CASH AND CASH EQUIVALENTS:

  BEGINNING OF YEAR                                                    10,480               11,874                6,622
                                                                    ---------           ----------           ----------

  END OF YEAR                                                       $   4,334           $   10,480           $   11,874
                                                                    =========           ==========           ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                          HALLWOOD ENERGY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Hallwood Energy Corporation ("Hallwood" or the "Company") is a Delaware corporation engaged in the development, exploration, acquisition and production of oil and gas properties. Hallwood began operations June 8, 1999, in connection with the consolidation ("Consolidation") of Hallwood Energy Partners, L.P. ("HEP") and Hallwood Consolidated Resources Corporation ("HCRC") and the acquisition of the direct energy interests of The Hallwood Group Incorporated ("Hallwood Group"). For accounting purposes, the Consolidation has been treated as a purchase by HEP of the common stock of HCRC and the direct energy interests of Hallwood Group. Accordingly, the assets and liabilities of HEP, including its 46% share of assets and liabilities of HCRC owned prior to the Consolidation, have been recorded at historical cost, and the remaining assets and liabilities of HCRC and the direct energy interests of Hallwood Group have been recorded at estimated fair values as of the date of purchase. All information presented for periods prior to June 8, 1999 represents the historical information of HEP because HEP was considered to be the acquiring entity for accounting purposes. The financial statements for periods prior to June 8, 1999 have been retroactively restated to reflect the corporate structure of Hallwood, and all share and per share information assumes that the shares of Hallwood issued to HEP in connection with the Consolidation were outstanding for all periods prior to June 8, 1999. The Company's properties are primarily located in the Rocky Mountain, Greater Permian and Gulf Coast regions of the United States.

The following pro forma information presents the financial information of HEP, HCRC and the direct property interests of Hallwood Group as if the Consolidation had taken place on January 1 of each year presented. Any additional provision or benefit for income taxes is excluded because of the Company's net operating loss carryforwards and related valuation allowance.

                                             For the Year Ended December 31,
                                      ---------------------------------------------
                                          1999                              1998
                            --------------------------------  ---------------------------------
                               As      Acquired                  As       Acquired
                            Reported  Interests   Pro Forma   Reported   Interests   Pro Forma
                            --------  ----------  ----------  ---------  ----------  ----------
                                         (In thousands, except per share data)
Revenues                     $56,881    $11,874     $68,755   $ 43,586    $ 25,181    $ 68,767
Net income (loss)              2,880     (1,163)      1,717    (13,895)    (21,597)    (35,492)
Net income (loss)
 attributable to
 common shareholders             512     (1,163)       (651)   (16,359)    (21,597)    (37,956)
Net income (loss)
 Per share - basic           $   .06                $  (.07)  $  (2.92)               $  (3.80)
                             =======                =======   ========                ========

Net income (loss)
 Per share - diluted         $   .06                $  (.07)  $  (2.92)               $  (3.80)
                             =======                =======   ========                ========

Accounting Policies
-------------------

Consolidation

Hallwood fully consolidates entities in which it owns a greater than 50% equity interest and reflects a minority interest in the consolidated financial statements. The accompanying financial statements include the majority owned affiliates, the May Limited Partnerships 1984-1, 1984-2 and 1984-3 through March 31, 2000 when they were liquidated and the May Limited Partnerships 1983-1, 1983-2 and 1983-3 through March 31, 1999 when they were liquidated.

Pro Forma Information

The pro forma information included in the statements of operations has been presented to reflect the provision for income taxes, using statutory rates, as though the Company had been a taxable corporation during 1999 and 1998. Because of the Company's net operating loss carryforwards, it is assumed that the Company would have had a full valuation allowance. Accordingly, no provision or benefit for income taxes has been recorded in 1999 or 1998 on a pro forma basis.

Derivatives

As of December 31, 2000, Hallwood was a party to 22 financial contracts to hedge the price of its oil and natural gas. The purpose of the hedges is to protect against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as oil or gas revenue at the time the hedged volumes are sold.

As of December 31, 2000, Hallwood was a party to eight financial contracts to hedge the interest payments under its Credit Agreement. The purpose of the hedges is to protect against the variability of the interest rates under its Credit Agreement which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

Gas Balancing

Hallwood uses the sales method for recording its gas balancing. Under this method, Hallwood recognizes revenue on all of its sales of production, and any over-production or under-production is recovered at a future date.

As of December 31, 2000, Hallwood had a net over-produced position of 243,000 mcf ($651,000 valued at average prices). The Company believes that this imbalance can be made up with production on existing wells or from wells which will be drilled as offsets to existing wells and that this imbalance will not have a material effect on Hallwood's results of operations, liquidity and capital resources. Hallwood's oil and gas reserves as of December 31, 2000 have been decreased by 243,000 mcf in order to reflect Hallwood's gas balancing position.

Property, Plant and Equipment

Hallwood follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method.
Proceeds from property sales are generally credited to the full cost pool.

Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of year-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming continuation of existing economic conditions. During the second, third and fourth quarters of 1998, using oil and gas prices of $13.00 per barrel of oil and $2.00 per mcf of gas, $12.80 per barrel of oil and $1.90 per mcf of gas and $10.00 per barrel of oil and $1.90 per mcf of gas, respectively, Hallwood recorded oil and gas property impairments totaling $14,000,000. Hallwood did not record any property impairments during 2000 or 1999.

Hallwood does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because the Company estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. The Company's estimates are based upon its historical experience and upon review of current properties and restoration obligations.

Unproved properties are withheld from the amortization base until such time as they are either developed or abandoned. The properties are evaluated periodically for impairment.

Long-lived assets, other than oil and gas properties which are evaluated for impairment as described above, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, Hallwood has not recognized any impairment losses on long-lived assets other than oil and gas properties.

Dividends

On December 19, 2000, Hallwood declared a quarterly dividend of $.25 per Series A Cumulative Preferred share, which was paid on February 15, 2001 to shareholders of record on December 31, 2000. This amount was accrued as of year-end.

The Series A Cumulative Preferred Stock has a dividend preference of $1.00 per share per year. Hallwood may not declare or pay dividends to common shareholders unless full cumulative dividends have been paid on the preferred stock.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Computation of Net Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) attributable to the common shareholders by the weighted average number of common shares outstanding during the periods. Diluted income per common share includes the potential dilution that could occur upon exercise of the options or warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options or warrants (which were assumed to have been made at the average market price of the common shares during the reporting period). The warrants described in Note 6 have been ignored in the computation of diluted net income (loss) per share in all periods and the stock options granted during 1999 described in Note 9 have been ignored in the computation of diluted income
(loss) per share in all periods because their inclusion would be anti-dilutive.

The following table reconciles the number of shares outstanding used in the calculation of basic and diluted income (loss) per share.

                                               Income
                                               (Loss) to
                                               Common
                                             Shareholders        Shares          Per Share
                                             ------------        ------          ---------
                                                  (In thousands except per Share data)

For the Year Ended December 31, 2000
------------------------------------
 Net income per share - basic                $ 15,652            9,695         $ 1.61
                                                                               ======
 Effect of options                                                  77
                                             --------            -----
 Net income per share - diluted              $ 15,652            9,772         $ 1.60
                                             ========            =====         ======

For the Year Ended December 31, 1999
------------------------------------
 Net income per share - basic                $    512            8,083         $  .06
                                             --------            -----         ======
 Net income per share - diluted              $    512            8,083         $  .06
                                             ========            =====         ======

For the Year Ended December 31, 1998
------------------------------------
 Net loss per share - basic                  $(16,359)           5,600         $(2.92)
                                               ------            -----         ======
 Net loss per share - diluted                $(16,359)           5,600         $(2.92)
                                               ======            =====         ======

Stock Based Compensation

The Company accounts for stock-based compensation using the intrinsic method of accounting. Under this method, compensation cost, if any, is measured as the excess of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Pro forma disclosures utilizing the fair value accounting method are included in Note 10 to the consolidated financial statements.

Use of Estimates

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant Customers

Although the Company sells the majority of its oil and gas production to a few purchasers, there are numerous other purchasers in the area in which Hallwood sells its production; therefore, the loss of its significant customers would not adversely affect Hallwood's operations. For the years ended December 31, 2000, 1999 and 1998, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Company:


                                                2000                1999                1998
                                                ----                ----                ----
     El Paso Field Services Company              18%                 14%                 11%
     Plains All American Inc.                    15%                 14%
     Conoco Inc.                                 14%                 19%                 23%

Environmental Concerns

Hallwood is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 2000, Hallwood has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of Hallwood in the oil and gas industry.

Other Comprehensive Income

The Company does not have any items of other comprehensive income for the years ended December 31, 2000, 1999 and 1998. Therefore, total comprehensive income
(loss) is the same as net income (loss) for those periods.

Segments

The Company engages in the development, production and sale of oil and gas, and the acquisition, exploration, development and operation of oil and gas properties in the continental United States. In addition, the Company's activities exhibit similar economic characteristics and involve the same products, production processes, class of customers, and methods of distribution. Management of the Company evaluates its performance as a whole rather than by product or geographically. As a result, Hallwood's operations consist of one reportable segment.

Recently Issued Accounting Pronouncements
-----------------------------------------

Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

The Company adopted SFAS 133 on January 1, 2001. In connection with the adoption of SFAS 133, all derivatives within the Company were identified pursuant to SFAS 133 requirements. The Company determined that all of its oil and gas commodity swaps and collars, as well as its interest rate swaps should be designated as cash flow hedges. Since the Company's derivatives are designated as cash flow hedges, changes in the fair value of the derivatives will be recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness will be measured based on the relative changes in the fair value between the derivative contract and the hedged item over time. Any changes in fair value resulting from ineffectiveness, as defined by SFAS 133, will be recognized immediately in current earnings.

The adoption of SFAS 133 as of January 1, 2001 resulted in the recognition of a current asset of $163,000, a current liability of $36,228,000, a noncurrent asset of $316,000 and a noncurrent liability of $8,067,000, with a net-of-tax cumulative effect adjustment reducing other comprehensive income by $28,919,000.

The Derivatives Implementation Group continues to address certain implementation issues that may have an impact on the application of this accounting standard. Management of the Company is unable to determine the effects of such issues at this time.

Reclassifications

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.


NOTE 2 - OIL AND GAS PROPERTIES

The following table summarizes cost information related to Hallwood's oil and gas activities:

                                         For the Year Ended December 31,
                                         ------------------------------
                                    2000              1999           1998
                                   -------          --------        -------
                                                 (In thousands)
Property acquisition costs:
 Proved                            $12,621          $ 85,235        $28,397
 Unproved                               14             3,849            379
Development costs                   12,290             7,302          8,087
Exploration costs                    4,197             5,767          6,043
                                   -------          --------        -------
  Total                            $29,122          $102,153        $42,906
                                   =======          ========        =======

Depreciation, depletion, amortization and impairment expense related to proved oil and gas properties per equivalent mcf of production for the years ended December 31, 2000, 1999 and 1998, was $.91, $.88 and $1.58, respectively.

At December 31, unproved properties consist of the following:

                                             2000               1999
                                            ------             ------
                                                    (In thousands)
     Texas                                    $5,716             $4,898
     New Mexico                                  430
     Louisiana                                   293
     North Dakota                                                 1,009
     Other                                       118                636
                                              ------             ------
                                              $6,557             $6,543
                                              ======             ======

NOTE 3 - PRINCIPAL ACQUISITIONS AND SALES

On August 30, 2000, Hallwood completed the acquisition of interests in 34 producing wells, five service wells and 69 inactive wells in five fields located in Chambers, San Patricio and Frio Counties in Texas and St. James and Assumption Parishes in Louisiana, as well as approximately 7,000 acres of undeveloped leasehold and 3-D seismic data. The total purchase price was comprised of $3,875,000 in cash and 417,406 shares of Hallwood's common stock valued at $3,315,000.

During 2000, Hallwood sold its interests in approximately 500 non-strategic oil and gas wells located in the Keystone, Merkle and Weesatche areas of Texas, as well as various wells in Kansas, Oklahoma, North Dakota and Montana. The proceeds from the Company's property sales during 2000 were $21,698,000 (all credited against oil and gas properties without gain or loss recognition) of which $21,000,000 was used to pay down borrowings under the Credit Agreement.

On October 20, 1999, Hallwood acquired oil and gas properties located principally in the Yoakum Gorge area of Lavaca County, Texas for $7,230,000 and future contingent consideration. The acquisition was comprised of interests in 34 wells, drilling locations, exploration acreage and 3-D seismic data.

As a result of the arbitration discussed in Note 13, Hallwood completed an $8,200,000 acquisition of properties located primarily in Texas during October 1998. The acquisition included interests in 570 wells, numerous proven and unproven drilling locations, exploration acreage and 3-D seismic data.

In July 1996, Hallwood and its affiliate, HCRC, acquired interests in 38 wells located primarily in LaPlata County, Colorado. An unaffiliated large East Coast financial institution formed an entity to utilize the tax credits generated from the wells. The project was financed by an affiliate of Enron Corp. through a volumetric production payment. During May 1998, a limited liability company owned equally by Hallwood and HCRC purchased the volumetric production payment from the affiliate of Enron Corp. Hallwood funded its $17,257,000 share of the acquisition price from operating cash flow and borrowings under its Credit Agreement.

NOTE 4 - DERIVATIVES

As part of its risk management strategy, Hallwood enters into financial contracts to hedge the price of its oil and natural gas. Hallwood does not use these hedges for trading purposes, but rather for the purpose of providing protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts is recognized as oil or gas revenue at the time the hedged volumes are sold.

The financial contracts used by Hallwood to hedge the price of its oil and natural gas production are swaps, collars and participating hedges. Under the swap contracts, Hallwood sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. As of December 31, 2000, Hallwood was a party to 22 financial contracts with three different counterparties.

The following table provides a summary of Hallwood's financial contracts:

                                 Oil
                          -----------------
                       Quantity of Production
    Period                     Hedged                     Contract Floor Price
    ------                   -----------                  --------------------
                               (bbls)                          (per bbl)
     1998                      175,000                           $16.62
     1999                      325,000                            15.43
     2000                      372,000                            19.07
     2001                      285,000                            23.14
     2002                       73,000                            23.10



                                 Gas
                       ----------------------
                       Quantity of Production
    Period                     Hedged                    Contract Floor Price
    ------                    ---------                  --------------------
                                (mcf)                          (per mcf)
     1998                       7,101,000                        $2.09
     1999                      15,574,000                         1.85
     2000                      11,000,000                         2.12
     2001                      10,789,000                         2.24
     2002                       5,140,000                         2.09

From 2000 forward, between 9% and 12% of the gas volumes hedged in each year are subject to a collar agreement whereby Hallwood will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap price ranges from $2.62 per mcf to $2.77 per mcf.

In the event of nonperformance by the counterparties to the financial contracts, Hallwood is exposed to credit loss, but has no off-balance sheet risk of accounting loss. The Company anticipates that the counterparties will be able to satisfy their obligations under the contracts because the counterparties consist of well-established banking and financial institutions which have been in operation for many years. Certain of Hallwood's hedges are secured by the lien on Hallwood's oil and gas properties which also secures Hallwood's Credit Agreement described in Note 6.

NOTE 5 - INVESTMENT IN AFFILIATED CORPORATION

During 1998 and through June 8, 1999, Hallwood accounted for its approximate 46% interest in HCRC using the equity method of accounting. As a result of the Consolidation, Hallwood's investment in HCRC was eliminated. The following presents summarized financial information in thousands, for HCRC for the year ended December 31, 1998.

     Revenue                                            $ 32,410
     Net loss                                            (20,279)

No other individual entity in which Hallwood owns an interest comprises in excess of 10% of the revenues, net income or assets of Hallwood.

The following amounts represent Hallwood's share of the property related costs and reserve quantities and values of its equity investee HCRC for the year ended December 31, 1998, prior to its elimination on June 8, 1999 (in thousands):

Costs Incurred in Oil and Gas Activities for the Year-Ended December 31, 1998:

          Acquisition costs                                $12,879
          Development costs                                  2,636
          Exploration costs                                  2,606
                                                           -------
            Total                                          $18,121
                                                           =======


          Oil and gas revenue                              $10,372
          Production operating expense                      (4,272)
          Depreciation, depletion, amortization
           and property impairment expense                 (13,773)
                                                          --------
            Net loss from oil and gas activities           $(7,673)
                                                          ========

Proved Oil and Gas Reserve Quantities:

                                                           Gas      Oil
                                                           ---     ----
                                                           Mcf      Bbl
                                                           (unaudited)
             December 31, 1998                            32,000   1,470
                                                          ======   =====

Standardized Measure of Discounted Future Net Cash Flows:

                                                       (unaudited)

                     December 31, 1998                    $30,134
                                                          =======


NOTE 6 - DEBT

Hallwood's long-term debt at December 31, 2000 and 1999 consisted of the following:

                                                                 2000                1999
                                                              -------            --------
                                                                    (In thousands)
             Credit Agreement                              $ 56,000            $  86,200
             Note Agreement                                  25,000               25,000
             Debt discount                                   (1,613)              (1,843)
                                                           --------            ---------

             Long-term debt                                $ 79,387            $ 109,357
                                                           ========            =========

On June 8, 1999, Hallwood and its lenders entered into an Amended and Restated Credit Agreement (as amended, the "Credit Agreement") to extend the term date of its line of credit to May 31, 2002. The lenders were Morgan Guaranty Trust Company, First Union National Bank and Bank of America. Effective June 30, 2000, Wells Fargo Bank replaced Bank of America as one of Hallwood's lenders under its Credit Agreement. Effective June 30, 2000, Hallwood's Credit Agreement was amended to set Hallwood's borrowing base at $70,000,000. Subsequent to December 31, 2000, Hallwood borrowed an additional $6,000,000 under its Credit Agreement, therefore, Hallwood's unused borrowing base was $8,000,000 as of March 1, 2001.

Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 2.125%, prime plus 1/2% plus from .25% to 1% or the Euro-Dollar rate plus from 1.25% to 2.0%. The weighted average interest rate was 8.6% at December 31, 2000. Interest is payable monthly. Quarterly principal payments of $8,857,000 are scheduled to commence May 31, 2002.

The borrowing base for the Credit Agreement is typically redetermined semiannually, although the lenders have the right to make a redetermination at anytime. The Credit Agreement is secured by a first lien on approximately 80% in value of Hallwood's oil and gas properties. Additionally, aggregate dividends paid and stock repurchased by Hallwood in any 12 month period are limited to 50% of cash flow from operations before working capital changes and distributions received from affiliates, if the principal amount of debt of Hallwood is 50% or more of the borrowing base. Aggregate dividends paid and stock repurchased by Hallwood are limited to 65% of cash flow from operations before working capital changes and distributions received from affiliates, if the principal amount of debt is less than 50% of the borrowing base.

At the time of the Consolidation, HCRC had $25,000,000 of 10.32% Senior Subordinated Notes ("Subordinated Notes" due December 23, 2007 and warrants to purchase common stock which were held by The Prudential Insurance Company of America ("Prudential"). On June 8, 1999, the Amended and Restated Subordinated Note and Warrant Purchase Agreement (the "Note Agreement") was amended to issue warrants to Prudential to purchase 309,278 shares of Hallwood's Common Stock at an exercise price of $7.00 per share. The terms of the Note Agreement were further amended on June 30, 2000 to exclude certain hedging transactions of the subsidiaries of Hallwood from the calculation of indebtedness. In connection with this amendment, the Company received a written waiver under the Credit Agreement of the restriction on amendments to the Note Agreement. The Subordinated Notes bear interest at the rate of 10.32% per annum on the unpaid balance, payable quarterly. Annual principal payments of $5,000,000 are due December 23, 2003 through December 23, 2007.

Hallwood recorded the Subordinated Notes and the warrants based upon the relative fair values of the Subordinated Notes without the warrants and of the warrants themselves at the time of Consolidation. The allocated value of the warrants of $1,956,000 was recorded as additional paid-in-capital. The discount on the Subordinated Notes is being amortized over the term of the Subordinated Notes using the interest method of amortization.

At December 31, 2000, Hallwood's debt maturity schedule is as follows.

                                (In thousands)

                  2001                 $    --
                  2002                  24,000
                  2003                  37,000
                  2004                   5,000
                  2005                   5,000
                  Thereafter             8,387
                                       -------
                       Total           $79,387
                                       =======

As part of its risk management strategy, Hallwood enters into financial contracts to hedge the interest rate payments under its Credit Agreement. Hallwood does not use the hedges for trading purposes, but rather to protect against the volatility of the cash flows under its Credit Agreement, which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

All contracts are interest rate swaps with fixed rates. As of December 31, 2000, Hallwood was a party to eight contracts with three different counterparties.

The following table provides a summary of Hallwood's financial contracts.

                                                        Average
                                   Amount of            Contract
                Period            Debt Hedged          Floor Rate
                ------            -----------          ----------
                 1998             $15,000,000            6.84%
                 1999              40,000,000            5.70%
                 2000              45,000,000            5.65%
                 2001              36,000,000            5.23%
                 2002              37,500,000            5.23%
                 2003              37,500,000            5.23%
                 2004               6,000,000            5.23%


NOTE 7 - STOCKHOLDERS' EQUITY

Hallwood's stock trades on the NASDAQ under the symbol "HECO" for Common Stock and "HECOP" for Series A Cumulative Preferred Stock.

Common Stock

Under its charter, Hallwood is authorized to issue up to 25,000,000 shares of Hallwood common stock with a par value of $.01 per share. The common shareholders are entitled to one vote per share on all matters voted on by shareholders. After giving effect to any preferential rights of any series of preferred stock outstanding, the holders of Hallwood common stock are entitled to participate in dividends, if any, as may be declared from time to time by the board of directors of Hallwood. Upon liquidation, the common shareholders are entitled to receive a pro rata share of all of the assets of Hallwood that are available for distribution to such holders. The holders of Hallwood common stock have no preemptive rights with respect to future issuances of Hallwood common stock.

Preferred Stock

Hallwood is authorized to issue up to 5,000,000 shares of preferred stock from time to time, in one or more series, without shareholder approval and to fix the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of any series that may be established by the Hallwood Board of Directors.

In connection with the Consolidation, the Board of Directors of Hallwood authorized the issuance of 2,334,165 shares of Series A cumulative preferred stock. Each share of preferred stock is entitled to one vote on all matters on which shareholders may vote. The preferred shareholders vote together with the common shareholders in the election of directors and vote as a separate class on all other matters.

Preferred shareholders are entitled to receive cumulative cash dividends at the rate of $1.00 per share per year, if declared by the Hallwood Board of Directors. Dividends are paid quarterly in arrears commencing on June 30, 1999. The dividends are fully cumulative and accumulate, whether or not earned or declared and whether or not Hallwood has funds legally available to pay them, without interest on a daily basis. Hallwood may not declare or pay dividends to common shareholders unless full cumulative dividends have been paid on the preferred stock.

Upon liquidation or dissolution of Hallwood, all accrued dividends must be paid to the preferred shareholders before any assets may be distributed to the common shareholders. Once all accrued preferred dividends are paid, the preferred shareholders are entitled to participate equally with the common shareholders in the distribution of the remaining assets of Hallwood in a liquidation or dissolution.

The Hallwood preferred stock is redeemable at the option of Hallwood after December 31, 2003. After that date, Hallwood may redeem shares of preferred stock in whole or in part at any time at a redemption price of $10.00 per share, plus accrued dividends which are unpaid on the redemption date. Preferred stock may not be redeemed in part if full cumulative dividends have not been paid or set aside for payment with respect to all prior dividend periods.

Rights Plan

During the second quarter of 1999, the Board of Directors of Hallwood approved the adoption of a rights plan designed to protect shareholders in the event of a takeover action that would otherwise deny them the full value of their investment.

Under the terms of the rights plan, one right was distributed for each common share of Hallwood to holders of record at the close of business on June 8, 1999. The rights trade with the common stock. The rights will become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 15% or more of Hallwood's outstanding common stock. The rights will expire on June 7, 2009.

Hallwood will generally be entitled to redeem the rights at one cent per right at any time until the tenth day following the acquisition of a 15% position in its common shares.

Issuance of HEP Units

On February 17, 1998, HEP closed its public offering of 1.8 million Class C Units, priced at $10.00 per Unit. Proceeds to HEP, net of underwriting expenses, were approximately $16,518,000. HEP used $14,000,000 of the net proceeds to repay borrowings under its Credit Agreement and applied the remaining proceeds toward the repayment of HEP's outstanding contract settlement obligation.


NOTE 8 - STOCK REPURCHASES

On February 18, 2000, Hallwood repurchased and retired 43,816 shares of Series A Preferred Stock from its affiliate, Hallwood Group for $303,426. The shares were repurchased for $6.925 per share which represented the average of the closing prices of the stock during the five days prior to February 18, 2000.

On May 5, 2000, the Company repurchased a block of 360,000 shares of common stock at $5.00 per share. These shares are held as treasury shares by the Company.

During March 2000, the Board of Directors of Hallwood approved the repurchase of up to $5,000,000 of common and preferred stock of Hallwood through a combination of an odd-lot program for certain common and preferred shareholders and the repurchase of common shares in the open market.

Under the odd-lot program, the Company offered to purchase holdings of 99 or fewer common shares, or 20 or fewer Series A Preferred shares from its shareholders of record as of April 10, 2000. The original offer was for the period from April 21, 2000 through May 22, 2000. The closing date of the offer was subsequently extended until June 12, 2000.

Under the odd-lot program, the Company repurchased 213,404 shares of common stock at an average price of $6.19 per share. The Company also repurchased 26,776 shares of preferred shares at an average price of $7.84 per share. The common shares repurchased under the odd-lot program are being held as treasury shares, and the preferred shares repurchased have been cancelled.

During the second quarter of 2000, the Company purchased 91,050 shares of its common stock on the open market. The purchase prices ranged from $4.10 per share to $7.75 per share. These shares are being held by the Company as treasury shares.

During the third quarter of 2000, the Company purchased 100,000 shares of its common stock at $8.625 per share. These shares are held as treasury shares by the Company.


NOTE 9 - INCOME TAXES

The following is a summary of the income tax provision (benefit) for the years ended December 31, 2000 and 1999. Hallwood was not a taxable entity prior to the Consolidation on June 8, 1999:


                                  For the Years Ended December 31,
                                  --------------------------------
                                      2000                   1999
                                      ----                   ----
                                            (in thousands)

     State                           $(292)                 $ 338
     Federal - Current                 135
               Deferred               (680)
                                     -----                  -----
                 Total               $(837)                 $ 338
                                     =====                  =====

Reconciliation of the expected tax at the statutory tax rate to the effective tax is as follows for the years ended December 31, 2000 and 1999:

                                              For the Years Ended December 31,
                                              --------------------------------
                                                  2000                1999
                                                  ----                ----
                                                       (in thousands)

     Expected tax expense at the
      statutory rate                            $ 5,809              $1,094
     State taxes net of federal benefit              30                 223
     Taxes on income prior to June 8, 1999                             (440)
     Change in valuation allowance               (6,471)               (789)
     Other                                         (205)                250
                                                -------              ------
        Effective tax expense                   $  (837)             $  338
                                                =======              ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                          For the Years Ended December 31,
                                                          --------------------------------
                                                             2000                 1999
                                                             ----                 ----
                                                                  (in thousands)
     Deferred tax assets and (liabilities):
      Net operating loss carryforward                     $10,819                 $  7,758
      Capital loss carryforward                             1,442                    1,458
      Minimum tax credit carryforward                         669                      534
      Temporary differences between
       book and tax basis of property                      (8,039)                     932
                                                          -------                 --------
        Total                                               4,891                   10,682

      Valuation allowance                                  (4,211)                 (10,682)
                                                          -------                 --------

     Net deferred tax asset                               $   680                 $    -0-
                                                          =======                 ========

Realization of the Company's deferred tax asset is dependent on its generating sufficient taxable income prior to the expiration of any net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset, net of valuation allowance provided, will be realized. The Company's net operating loss carryforwards expire between 2010 and 2019, the capital loss carryforward expires in 2001 and the minimum tax credit carryforward has no expiration date.


NOTE 10 - EMPLOYEE INCENTIVE PLANS

Every year beginning in 1992, the Boards of Directors of HEP and HCRC have adopted an incentive plan. Each year the Boards of Directors determine the percentage of each entities interest in the cash flow from certain wells drilled, recompleted or enhanced during the year allocated to the incentive plan for that year. On June 9, 1999, the Compensation Committee of Hallwood adopted an incentive plan that is substantially the same as the incentive plan of HEP and HCRC. The specified percentage was 2.80% for each of 2000 and 1999 and 2.75% for 1998. The specified percentage of cash flow is then allocated among certain key employees who are designated by the boards as participants in the plan for that year. Each award under the plan (with regard to domestic properties) represents the right to receive for five years a portion of the specified share of the cash award, at the conclusion of which the participants are each paid a share of an amount equal to a specified percentage (80% for each of 2000, 1999 and 1998) of the remaining net present value of the qualifying wells, and the award for that year terminates. The expenses attributable to the plans were $917,000 in 2000, $220,000 in 1999 and $125,000 in 1998 and are
included in general and administrative expense in the accompanying financial statements.

On June 9, 1999, the Compensation Committee of Hallwood granted options to purchase 600,000 shares of common stock at an exercise price of $7.00 per share which was equal to the fair market value on the date of grant. On November 22, 1999, Hallwood granted an additional 61,500 options to purchase common stock at an exercise price of $7.00 per share which was greater than the fair market value of the common stock on the date of the grant. The options expire on June 9, 2006, unless sooner terminated pursuant to the provisions of the plan. One-third of the options vested on the grant date, one-third vested on June 8, 2000 and the remaining one-third will vest on June 8, 2001. During the year 2000, 27,000 of these options expired and 54,000 of these options were cancelled.

On January 28, 2000, the Compensation Committee of Hallwood granted options to purchase 238,500 shares of common stock at an exercise price of $4.625 per share which was equal to the fair market value of the common stock on the date of grant. The options expire on January 28, 2007, unless sooner terminated pursuant to the provisions of the plan. One-third of the options vested on the grant date, one-third vested on January 28, 2001 and the remaining one-third will vest on January 28, 2002. During the year 2000, 6,533 of these options were exercised, 19,600 of these options expired and 3,267 of these options were cancelled.

On January 31, 2001, the Compensation Committee of Hallwood granted options to purchase 398,867 shares of common stock at an exercise price of $9.875 per share which was equal to the fair market value of the Common Stock on the date of grant. The options expire on January 31, 2008, unless sooner terminated pursuant to the provisions of the plan. One-third of the options vested on the grant date and the remainder vest one-third on January 31, 2002 and one-third on January 31, 2003.

Prior to the Consolidation, the following HEP options were outstanding. All of these options were cancelled on June 8, 1999.

                                            Number of Options
                                      ------------------------------
                                      Outstanding        Exercisable      Exercise Price
                                      -----------        -----------      --------------
     Class A Unit Options               390,400            390,400             $ 5.75
     Class A Unit Options                25,500             17,000             $6.625
     Class C Unit Options               120,000            120,000             $10.00

A summary of options granted to purchase Hallwood common stock and the changes therein during the years ended December 31, 2000 and 1999 is presented below:

                                                               2000                            1999
                                                              ------                          ------
                                                                     Weighted                        Weighted
                                                                      Average                         Average
                                                                     Exercise                        Exercise
                                                       Shares          Price           Shares          Price
                                                       ------         -------          ------         -------
Outstanding at beginning of year                      661,500         $ 7.00               --          $  --
Granted                                               238,500          4.625          661,500           7.00
Exercised                                              (6,533)         4.625
Expired                                               (46,600)          6.00
Cancelled                                             (57,267)          6.87
                                                      -------         ------          -------          -----
Outstanding at end of year                            789,600         $ 6.37          661,500          $7.00
                                                      =======         ======          =======          =====

Options exercisable at year-end                       456,700         $ 6.64          220,500          $7.00
                                                      =======         ======          =======          =====

Weighted average fair value of options
 granted during the year                                              $ 3.19                           $4.71
                                                                      ======                           =====

Weighted average remaining contractual
 life of options outstanding                                          6.3 years                        7 years

A summary of options granted to purchase Class A Units and the changes therein during the years ended December 31, 1999 and 1998 is presented below:

                                                            1999                                1998
                                                           ------                              ------
                                                                Weighted                       Weighted
                                                                 Average                        Average
                                                                Exercise                       Exercise
                                                  Units           Price           Units          Price
                                                  -----          -------          -----        --------
Outstanding at beginning of year                 415,900         $ 5.80         425,000         $ 5.75
Granted                                                                          25,500           6.625
Exercised                                                                       (34,600)          5.75
Cancelled                                       (415,900)          5.80
                                                --------         ------        --------         -------
Outstanding at end of year                            --         $   --         415,900         $ 5.80
                                                ========         ======        ========         =======

 Options exercisable at year-end                      --         $   --         398,900         $ 5.80
                                                ========         ======        ========         =======

Weighted average fair value of options
 granted during the year                                                                        $ 1.14
                                                                                                =======

Weighted average remaining contractual
 life of options outstanding                                                                    7.2 years

A summary of options granted to purchase Class C Units and the changes therein during the years ended December 31, 1999 and 1998 is presented below:

                                                            1999                                1998
                                                           ------                              ------
                                                                Weighted                       Weighted
                                                                 Average                        Average
                                                                Exercise                       Exercise
                                                  Units           Price           Units          Price
                                                  -----          -------          -----        --------
Outstanding at beginning of year                 120,000          $10.00              --        $   --
Granted                                                                          120,000         10.00
Cancelled                                       (120,000)          10.00
                                                 -------          ------         -------        ------
Outstanding at end of year                            --          $   --         120,000        $10.00
                                                ========          ======         =======        ======

Options exercisable at year-end                       --          $   --          60,000        $10.00
                                                ========          ======         =======        ======

Weighted average fair value of options
 granted during the year                                                                        $ 1.22
                                                                                                ======

Weighted average remaining contractual
 life of options outstanding                                                                    10 years

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the options granted. Had compensation expense for options granted been determined based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, Hallwood's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                         2000            1999              1998
                                                         ----            ----              ----
Net income (loss):                As reported        $17,923,000      $2,880,000      $(13,895,000)
                                    pro forma         16,593,000         930,000       (14,022,000)
Net income (loss)
 per share - basic:               As reported        $      1.61      $      .06      $      (2.92)
                                    pro forma        $      1.48      $     (.18)     $      (2.94)

Net income (loss)
 per share - diluted:             As reported        $      1.60      $      .06      $      (2.92)
                                    pro forma        $      1.47      $     (.18)     $      (2.94)

The fair value of the common stock options granted during 2000 and 1999, for disclosure purposes was estimated on the dates of grant using the Black-Scholes Model using the following assumptions.

                                                      Common Stock Options
                                                      --------------------
                                    Granted                 Granted               Granted
                                January 28, 2000       November 22, 1999        June 9, 1999
                                ----------------       -----------------        ------------
Expected dividend yield                 --                      --                    --
Expected price volatility               64%                     68%                   68%
Risk-free interest rate                6.7%                    6.4%                  5.8%
Expected life of options            7 years                 7 years               7 years

The fair value of the unit options granted during 1998, for disclosure purposes was estimated on the dates of grant using the Binomial Option Pricing Model using the following assumptions:

                                          1998 Class A         1998 Class C
                                            Options              Options
                                          ------------         ------------

     Expected dividend yield                   8%                  11%
     Expected price volatility                27%                  29%
     Risk-free interest rate                 6.4%                 6.4%
     Expected life of options              10 years             10 years


NOTE 11 - RELATED PARTY TRANSACTIONS

The Company manages and operates certain oil and gas properties on behalf of independent joint interest owners and its affiliates. In such capacity, the Company pays all costs and expenses of operations and distributes all revenues associated with such properties. Hallwood has receivables from affiliates of $685,000 and $704,000 at December 31, 2000 and 1999, respectively, which represent net revenues net of operating costs and expenses. The balances with affiliates are settled monthly.

During the years ended December 31, 1999 and 1998, Hallwood incurred approximately $124,000 and $274,000, respectively, of consulting fees under a consulting agreement with Hallwood Group. The consulting agreement was terminated effective June 8, 1999 in connection with the Consolidation. Hallwood also incurred $117,000, $195,000 and $317,000 in 2000, 1999 and 1998,
respectively, representing costs incurred by Hallwood Group and its affiliates on behalf of the Company.

On February 18, 2000, Hallwood repurchased and retired 43,816 shares of Series A Preferred Stock from it affiliate, Hallwood Group for $303,426. The shares were repurchased for $6.925 per share which represented the average of the closing prices of the stock during the five days prior to February 18, 2000.


NOTE 12 - STATEMENT OF CASH FLOWS

During 2000, Hallwood's noncash investing activity included the issuance of 417,406 shares of common stock for the acquisition of oil and gas property as described in Note 3.

During 1999, in connection with the Consolidation, the purchase of the common stock of HCRC and the direct energy interests of Hallwood Group was recorded through the issuance of approximately 2,600,000 shares of Hallwood common stock to HCRC and 1,800,000 shares of Hallwood common stock to Hallwood Group based on the estimated fair value of the assets acquired and the liabilities assumed as of the date of purchase. This noncash investing activity is summarized as follows:

                                                   Fair Value of
                                                 Acquired Interest
                                                 -----------------
                                                   (In thousands)

     Current assets                                   $  4,823
     Oil and gas properties                             81,348
     Other assets                                        1,140
     Current liabilities                                (2,606)
     Long-term debt                                    (49,544)
     Other noncurrent liabilities                          (62)

Cash paid during 2000, 1999 and 1998 for interest totaled $7,953,000, $6,583,000 and $2,700,000, respectively. Cash paid for income taxes during 2000 and 1999 was $594,000 and $375,000, respectively. There was no cash paid for income taxes during 1998 as Hallwood was not a tax paying entity.


NOTE 13 - ARBITRATION

In connection with the Demand for Arbitration filed by Arcadia Exploration and Production Company ("Arcadia") with the American Arbitration Association against Hallwood Energy Partners, L.P., Hallwood Consolidated Resources Corporation, E.M. Nominee Partnership Company and Hallwood Consolidated Partners, L.P. (collectively referred to as the "Hallwood Entities"), the arbitrators ruled that the original agreement entered into in August 1997 to purchase oil and gas properties for $16,400,000 should proceed, with a reduction in the total purchase price of approximately $2,500,000 for title defects. The arbitrators also ruled that Arcadia was not entitled to enforce its claim that the Hallwood Entities were required to purchase an additional $8,000,000 in properties and denied Arcadia's claim for attorney's fees. The arbitrators granted Arcadia prejudgment interest on the adjusted purchase price, in the amount of $904,000 of which Hallwood's share was $452,000. That amount was accrued in the December 31, 1998 financial statements of the Company and was paid during the second quarter of 1999.

In October 1998, Hallwood closed the acquisition of oil and gas properties from Arcadia pursuant to the ruling which included interests in approximately 570 wells, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. Hallwood's share of the purchase price was $8,200,000.


NOTE 14 - LEGAL SETTLEMENTS

In connection with the Consolidation, Hallwood assumed the liability for two lawsuits filed against Hallwood Group and certain individuals and related to the direct energy interests acquired from Hallwood Group. These lawsuits, both filed in federal court in Denver, Colorado, have been settled and dismissed. During February 2000, Hallwood paid approximately $673,000 in connection with these lawsuits, and that amount was accrued as a liability on the Company's balance sheet in connection with the Consolidation. During May 2000, the Company received a settlement offer from its insurance company to reimburse approximately $419,000 of the costs paid in connection with these lawsuits.
This amount was received by the Company during the third quarter of 2000 and recognized as litigation income.

In connection with the 1995 closing of the Jakarta, Indonesia office of HEP and HCRC, three former employees filed a lawsuit against those entities, primarily based on allegations that their employment contracts had been breached. The case was tried in 1997, and after appeals, a final judgment of $487,820 plus interest was awarded to the plaintiffs. The amount due was accrued as of March 31, 2000, and was paid to the plaintiffs in the second quarter of 2000.

Concise Oil and Gas Partnership ("Concise"), a wholly owned subsidiary of Hallwood was a defendant in a lawsuit styled Dr. Allen J. Ellender, Jr. et al.
                                                                        -- ---
vs. Goldking Production Company, et al., filed in the Thirty-Second Judicial
                                 -- ---
District Court, Terrebonne Parish, Louisiana on May 30, 1996. The portion of the lawsuit against Concise was settled in consideration of the payment by Concise of $600,000. This amount was recorded as litigation settlement expense in the second quarter of 1998. Concise has been dismissed with prejudice from the lawsuit.

In addition to the litigation noted above, the Company and its subsidiaries are from time to time subject to routine litigation and claims incidental to their business, which the Company believes will be resolved without material effect on the Company's financial condition, cash flows or operations.

NOTE 15 - COMMITMENTS

The Company currently leases office facilities in Denver, Colorado for approximately $600,000 per year, under a lease which expires on December 31, 2006. The Company also leases office space in Midland, Texas for approximately $7,000 per year under a lease that terminates on September 30, 2003. Additionally, Hallwood sub-leases office space in Houston, Texas for approximately $42,000 per year, under a lease that expires on October 14, 2001. Remaining commitments under these leases mature as follows:

                     Year Ending
                     December 31,              Annual Rentals
                     -----------               --------------
                                               (In thousands)

                         2001                      $  644
                         2002                         608
                         2003                         606
                         2004                         601
                         2005                         689
                      Thereafter                      689
                                                   ------
                                                   $3,837
                                                   ======

Rent expense for the years ended December 31, 2000, 1999 and 1998 was $645,000, $421,000 and $287,000, respectively.

NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                      December 31, 2000                        December 31, 1999
                                                      -----------------                        -----------------
                                                 Carrying           Estimated            Carrying            Estimated
                                                  Amount            Fair Value            Amount             Fair Value
                                                  ------            ----------            ------             ----------
                                                                            (In thousands)
         Assets (Liabilities):
         Interest rate hedge contracts           $     --            $    482            $      --           $   2,156
         Oil and gas hedge contracts                   --             (44,406)                  --              (4,558)
         Long-term debt                           (79,387)            (78,685)            (109,357)           (109,021)

The estimated fair value of the interest rate hedge contracts is computed by multiplying the difference between the quoted contract termination interest rate and the contract interest rate by the amounts under contract. This amount has been discounted using an interest rate that could be available to the Company.

The estimated fair value of the oil and gas hedge contracts is determined by multiplying the difference between the quoted termination prices for oil and gas and the hedge contract prices by the quantities under contract. This amount has been discounted using an interest rate that could be available to the Company.

The estimated fair value of long-term debt is computed using interest rates that could be available to the Company for similar instruments with similar terms.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively reevaluated for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 17 - SELECTED QUARTERLY FINANCIAL DATA

The following represents selected quarterly financial information for the years ended December 31, 2000 and 1999.

                                                                            Quarter Ended
                                                                            -------------
                           2000                      March 31,           June 30,         September 30,      December 31,
                           ----                      ---------           -------          ------------       -----------
                                                                               (Unaudited)
                                                                    (In thousands except per share data)
          Gross revenue                                $21,809             $19,719            $20,737            $21,015

          Net revenue from oil and gas
           operations                                   16,174              14,909             15,238             14,995

          Net income (1)                                 4,405               4,182              7,333              2,003

          Net income per common share:
           Basic                                           .38                 .37                .72                .15
           Diluted                                         .38                 .37                .70                .14

                 1999
                 ----

          Gross revenue (2)                            $ 9,982             $12,068            $16,943            $17,888

          Net revenue from oil and gas
           operations (2)                                6,633               8,423             11,465             12,276

          Net income (loss) (3)                           (318)              1,713                707                778

          Net income per common share:
           Basic                                          (.17)                .17                .02                .02
           Diluted                                        (.17)                .17                .02                .02

(1) The increase in net income during the third quarter of 2000 is primarily due to an income tax benefit resulting from a reduction in the Company's valuation allowance primarily due to an increase in taxable temporary differences during 2000 and the effect of partially removing the valuation allowance to result in an net deferred tax asset which represents the Company's estimated realizable portion of net deferred tax assets. The decrease in net income during the fourth quarter of 2000 is primarily due to an increase in general and administrative expenses due to higher incentive based compensation expense during 2000.

(2) The increase in gross revenue and net revenue from oil and gas operations each quarter during 1999 represents the effect of the Consolidation as well as increasing oil and gas prices during 1999.

(3) The net loss during the first quarter of 1999 is primarily the result of lower oil and gas prices. The increase in net income during the second quarter of 1999 is primarily due to higher oil and gas prices and increased operating revenue resulting from the Consolidation.

                          HALLWOOD ENERGY CORPORATION
                 SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                               DECEMBER 31, 2000
                                  (Unaudited)


The following reserve quantity and future net cash flow information for Hallwood represents proved reserves which are located in the United States. The reserves have been estimated by the Company's in-house engineers. A majority of these reserves has been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows provides a comparison of Hallwood's proved oil and gas reserves from year to year. The standardized measure of discounted future net cash flows as of December 31, 2000 has been reduced by $97,902,000 for the effects of future income taxes. No consideration has been given to future income taxes as of December 31, 1999, because the tax basis of Hallwood's properties and net operating loss carryforwards exceeded future net cash flows. No consideration was given to future income taxes as of December 31, 1998 because Hallwood was not a tax paying entity during that year. Under the guidelines set forth by the Securities and Exchange Commission ("SEC"), the calculation is performed using year-end prices. The oil and gas prices used at December 31, 2000, 1999 and 1998 were $27.00 per bbl and $9.25 per mcf, $24.32 per bbl and $2.00 per mcf and $10.00 per bbl and $1.90 per mcf, respectively, for Hallwood. Future production costs are based on year-end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate. The reserve calculations using these December 31, 2000 prices result in 8.8 million bbls of oil, and
182.8 billion cubic feet of gas and a standardized measure of $556,000,000. This standardized measure is not necessarily representative of the market value of Hallwood's properties.

Hallwood's standardized measure of future net cash flows has been decreased by $93,175,000 at December 31, 2000 for the effects of its hedge contracts. This amount represents the difference between year-end oil and gas prices and the hedge contract prices multiplied by the quantities subject to contract, discounted at 10%.

                          HALLWOOD ENERGY CORPORATION
                              RESERVE QUANTITIES
                                (In thousands)
                                  (Unaudited)


                                                Gas                   Oil
                                                ---                   ---
                                                Mcf                   Bbls

Proved Reserves:
  Balance, December 31, 1997                   93,053                  5,767

  Extensions and discoveries                    1,542                    415
  Revisions of previous estimates              (9,369)                (1,385)
  Sales of reserves in place                     (244)                   (35)
  Purchases of reserves in place               23,994                    512
  Production                                  (14,037)                  (787)
                                             --------                -------

  Balance, December 31, 1998                   94,939                  4,487

  Extensions and discoveries                   10,929                    180
  Revisions of previous estimates             (10,730)                 2,245
  Sales of reserves in place                   (1,067)                  (185)
  Purchases of reserves in place               75,860                  5,879
  Production                                  (18,263)                  (925)
                                             --------                -------

  Balance, December 31, 1999                  151,668                 11,681

  Extensions and discoveries                   53,226                  1,626
  Revisions of previous estimates               3,362                  1,207
  Sales of reserves in place                  (12,724)                (5,610)
  Purchases of reserves in place                9,538                    601
  Production                                  (22,248)                  (682)
                                             --------                -------

  Balance, December 31, 2000                  182,822                  8,823
                                             ========                =======

Proved Developed Reserves:
  Balance, December 31, 1998                   90,915                  3,577
                                             ========                =======
  Balance, December 31, 1999                  139,839                 10,301
                                             ========                =======
  Balance, December 31, 2000                  121,765                  6,162
                                             ========                =======

                          HALLWOOD ENERGY CORPORATION
           STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                            December 31,
                                                               --------------------------------------
                                                       2000                     1999                     1998
                                                       ----                     ----                     ----
Future cash flows                                   $1,721,000               $  597,000              $  245,000

Future production and development costs               (475,000)                (263,000)               (102,000)

Provision for income taxes                            (186,000)
                                                    ----------               ----------              ----------

Future net cash flows before discount                1,060,000                  334,000                 143,000

10% discount to present value                         (504,000)                (126,000)                (42,000)
                                                    ----------               ----------              ----------
Standardized measure of discounted
   future net cash flows                            $  556,000               $  208,000              $  101,000
                                                    ==========               ==========              ==========

                          HALLWOOD ENERGY CORPORATION
    CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                (In thousands)
                                  (Unaudited)


                                                                               For the Year Ended December 31,
                                                                               -------------------------------
                                                                      2000                   1999                  1998
                                                                      ----                   ----                  ----
Standardized measure of discounted future net
  cash flows at beginning of year                                    $208,000              $101,000               $129,000

Sales of oil and gas produced, net of production costs                (54,677)              (32,919)               (26,932)

Net changes in prices and production costs                            421,701                12,454                (21,211)

Extensions and discoveries, net of future production
  and development costs                                               180,847                11,719                  3,546

Changes in estimated future development costs                         (43,212)              (12,959)                (9,738)

Development costs incurred                                             12,290                 7,302                  8,087

Revisions of previous quantity estimates                               30,448                 2,674                (15,547)

Purchases of reserves in place                                         37,742               108,449                 23,802

Sales of reserves in place                                           (133,188)               (2,124)                  (399)

Accretion of discount                                                  20,778                10,136                 12,936

Changes in income taxes                                               (97,902)

Changes in production rates and other                                 (26,827)                2,268                 (2,544)
                                                                     --------              --------               --------

Standardized measure of discounted future net
  cash flows at end of year                                          $556,000              $208,000               $101,000
                                                                     ========              ========               ========